As filed with the Securities and Exchange Commission on March 10, 2021

Registration No. 333-213913

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-213913

UNDER

THE SECURITIES ACT OF 1933

LSC Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37729	36-4829580
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 329003

Brooklyn, New York 11232

(773) 272-9200

(Address, including Zip Code, of Principal Executive Offices)

2016 LSC Communications, Inc. Performance Incentive Plan

LSC Nonqualified Deferred Compensation Plan

(Full title of the plan)

Suzanne S. Bettman

Secretary, Chief Compliance Officer and General Counsel

LSC Communications, Inc.

P.O. Box 329003

Brooklyn, New York 11232

(773) 272-9200

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Robert W. Downes, Esq.

Andrew G. Dietderich, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards  ☐

EXPLANATORY STATEMENT – DEREGISTRATION OF SECURITIES

LSC Communications, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the following Registration Statement on Form S-8 (the “Registration Statement”) to deregister securities of the Company, if any, that remain unsold under the Registration Statement:

•

Registration Statement on Form S-8 (No. 333-213913), filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 30, 2016, pertaining to the registration of 3,500,000 shares of common stock, $0.01 par value per share, reserved for issuance under the Company’s 2016 Performance Incentive Plan and $15,000,000 in deferred compensation obligations under the Company’s Nonqualified Deferred Compensation Plan.

On April 13, 2020, the Company and certain of its affiliates commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York. The Chapter 11 Cases are being jointly administered under the caption “In re LSC Communications, Inc., et al.,” Case No. 20-10950 (SHL).

In connection with the Chapter 11 Cases, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statement. On March 10, 2021 (the “Effective Date”), the Company’s amended joint chapter 11 plan of liquidation (the “Plan”) became effective. Pursuant to section 4.2.9 of the Plan, all equity interests in the Company were cancelled on the Effective Date and shall be of no further force and effect, whether surrendered for cancellation or otherwise. In accordance with the undertaking made the Company in the Registration Statement to remove from registration, by means of a post-effective, amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities by the Registration Statement that remain unsold on the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has authorized this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 10, 2021.

LSC COMMUNICATIONS, INC.

By:	/s/ Suzanne S. Bettman
	Name:	Suzanne S. Bettman
	Title:	Secretary, Chief Compliance Officer and General Counsel

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.